Exhibit 99.2

FOR IMMEDIATE RELEASE

CAPSTONE TURBINE PRICES $40 MILLION

PUBLIC OFFERING OF COMMON STOCK

CHATSWORTH, California, February 19, 2010 (GlobeNewswire via COMTEX) — Capstone Turbine Corporation(R) (www.capstoneturbine.com) (Nasdaq: CPST) today announced that it has priced an underwritten public offering of 38,095,239 shares of its common stock at a price to the public of $1.05 per share for gross proceeds of approximately $40 million. The net proceeds from the sale of the shares, after deducting the underwriter’s discounts and other estimated offering expenses payable by us, will be approximately $36.8 million. Capstone has also granted the underwriter a 30-day option to purchase up to an additional 15% of the shares of common stock offered in the public offering to cover over-allotments, if any, which would result in additional gross proceeds of approximately $6.0 million if exercised in full.

Capstone currently intends to use the net proceeds from the offering to fund product development and for general corporate purposes.  The offering is expected to close on or about February 24, 2010, subject to the satisfaction of customary closing conditions. Lazard Capital Markets LLC is acting as the sole book-running manager for the offering. Northland Securities, Inc. is acting as financial advisor.

The securities described above are being offered by us pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. When available, copies of the preliminary prospectus supplement, the final prospectus supplement and accompanying base prospectus relating to this offering can be obtained at the SEC’s website at http://www.sec.gov or from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970.

About Capstone Turbine Corporation

Capstone Turbine Corporation (Nasdaq: CPST) is a producer of low-emission microturbine systems. Capstone is headquartered in the Los Angeles area with sales and/or service centers in the New York metro area, Mexico City, Nottingham, Shanghai, Singapore and Tokyo.

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995

This press release contains “forward-looking statements,” as that term is used in the federal securities laws, relating to the closing of the offering and the amount and use of net proceeds. Forward-looking statements may be identified by words such as “intends,” “will,” “seeks,” and “expects” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SOURCE: Capstone Turbine Corporation

CONTACT:

Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com